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NEWS RELEASE

For more information contact:

STEVEN C. GRANT, VICE PRESIDENT CORPORATE DEVELOPMENT
(713) 439-9400

WEATHERFORD ENTERRA, INC.
1360 POST OAK BOULEVARD, SUITE 1000
HOUSTON, TEXAS 77056

PRESS RELEASE FOR IMMEDIATE DISTRIBUTION

                   WEATHERFORD AND ENTERRA COMPLETE MERGER

     Houston, TX (October 5, 1995) - Weatherford International
Incorporated (NYSE WII) and Enterra Corporation (NYSE EN) announced today completion of the merger of the two companies and a name change to Weatherford Enterra, Inc. Shareholders of both companies approved the merger at meetings held today. Weatherford shareholders also approved a one-for-two reverse stock split, the name change and various other matters at today's meeting.

     The merger was structured as a tax-free pooling of interests. Pursuant to the merger, all outstanding shares of Enterra common stock, approximately 28 million, were converted into approximately 24 million shares of Weatherford Enterra common stock at a ratio of 0.845 of a share of Weatherford Enterra stock, after giving effect to the reverse stock split. Following the merger and the reverse stock split, Weatherford Enterra will have approximately 51 million shares outstanding. The new shares will be listed on the New York Stock Exchange and will continue to carry the WII stock symbol.

     The Board of Directors of Weatherford Enterra will consist of Thomas N. Amonett, Philip Burguieres, William E. Greehey, John W. Johnson and Robert K. Moses, Jr. (former Weatherford directors) and John A. Hill, William E. Macaulay, Robert L. Parker, Sr., R. Rudolph Reinfrank and Roger M. Widmann (former Enterra directors). Burguieres, Chairman, President and CEO of Weatherford, will serve as Chairman, President and CEO of Weatherford Enterra.

     Pro forma 1994 revenues, net income, and cash flow (defined as net income plus depreciation) for the combined entities would have been $903 million, $70 million and $158 million, respectively. These pro forma results assume completion as of January 1, 1994 of various other transactions in 1994 and 1995, including the Weatherford Enterra merger and the pending Energy Industries acquisition scheduled to close in November, and realization of certain operational and combination savings benefits resulting from these transactions. Current market capitalization of Weatherford Enterra is approximately $1.5 billion.

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     Following the merger, the significantly expanded Company will operate through six core businesses; rental and fishing services; tubular handling services; gas compression products and services; cementation products; pipeline construction products and services; and energy products and services.

     In commencing on the merger, Burguieres noted that the combination of two of the leading oil field service companies should be a real benefit to the Company's customers. He commented that "with over 6,000 employees serving customers from over 200 locations worldwide, the new Company will be better able to serve its customers through the more efficient delivery of a broader range of products and services. By benefitting our customers, we benefit our shareholders and employees as well. This merger is an excellent example of our continuing effort to enhance shareholder value."

     Weatherford Enterra is a Houston, Texas-based diversified international energy service and manufacturing company that provides products and services around the world to the oil and gas exploration, production and transmission industries.



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